Exhibit 4.11

THE SECURITIES EVIDENCED HEREBY and the SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS AND MAY BE OFFERED, SOLD AND TRANSFERRED ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE ACT AND RELEVANT STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER THE ACT AND STATE SECURITIES LAWS IS NOT REQUIRED

Issue Date:	September 28, 2018

CVRx, inc.
Warrant to Purchase Series E-2 Convertible Preferred Stock

This warrant (“Warrant”) certifies that, for value received, Biosense Webster, Inc., or its successors or assigns (the “Holder”), is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase from CVRx, Inc., a Delaware corporation (the “Company”), shares of the Company’s Series E-2 Convertible Preferred Stock (the “Warrant Shares”).

1.       Termination Letter Agreement. This Warrant is being issued pursuant to the terms of that certain Structured Rights Termination Letter Agreement between the Holder and the Company dated as of the Issue Date above (the “Termination Letter Agreement”). By acceptance of this Warrant, the Holder expressly agrees, for the benefit of the present and future holders of this Warrant or the securities issuable upon exercise of this Warrant, to be bound by the provisions of this Warrant and the Termination Letter Agreement. All capitalized terms not otherwise defined herein having the meaning set forth in the Termination Letter Agreement.

2.       Number of Shares. The number of Warrant Shares that the Holder may purchase by exercising this Warrant is equal to 1,978,891 shares. Upon the automatic conversion of all outstanding shares of the Company’s Series E-2 Convertible Preferred Stock into common stock, this Warrant shall become exercisable into that number of shares of the Company’s common stock into which the Warrant Shares would then be convertible (but may be exercised only in accordance with Section 4 below).

3.       Exercise Price. The purchase price for the Warrant Shares shall be $0.01 per share, subject to adjustment as set forth below.

4.       Exercise of Warrant. This Warrant shall be exercisable if and only if an Acquisition or Asset Transfer (each as defined in the Company’s Ninth Amended and Restated Certificate of Incorporation) is consummated, in which case this Warrant shall automatically be deemed on and as of such date to be exchanged for Warrant Shares as set forth below and the Company shall promptly deliver a certificate representing the Warrant Shares issued upon such conversion to the Holder; provided, that the Holder shall execute and deliver upon request an election of exchange and any such documents as may be required to be executed and delivered by other stockholders of the Company in connection with such Acquisition or Asset Transfer. The Company shall notify the Holder at least fifteen business days prior to the consummation of an Acquisition or Asset Transfer.

The exercise of this Warrant as set forth above shall be effected by issuance to the Holder of a number of Warrant Shares computed using the following formula:

	X =	Y (A–B) A

where:	X =	The number of Warrant Shares to be issued to the Holder;
	Y =	The total number of Warrant Shares;
	A =	The fair market value of one Warrant Share at the time of exercise; and
	B =	The Exercise Price (as adjusted to the date of the net issuance).

For purposes of this Warrant, the fair market value of one Warrant Share as of a particular date shall be determined in good faith by the Company’s board of directors.

5.       Expiration of Warrant. This Warrant and all rights hereunder shall expire on the earlier of (i) the date the warrant contemplated by paragraph 2 of the Termination Letter Agreement (the “Series G Warrant”) becomes exercisable or converts into shares of the Company and (ii) 180 days after receipt by the Holder of the PMA-2 Data. For the sake of clarify, in the event of a Public Company Transaction (as defined in the Series G Warrant), including a reverse merger contemplated thereby, resulting in the Series G Warrant becoming exercisable or converted into shares of the Company, this Warrant shall expire and no shares shall be issued hereunder.

6.       Issuance of Shares. The Company covenants that the Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, when issued pursuant to the terms of this Warrant, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof other than those imposed by the Holder. The Company further covenants and agrees that the Company will at all times during the Exercise Period authorize and reserve, free from preemptive rights, a sufficient number of Warrant Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized by unissued Warrant Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may be necessary to increase its authorized but unissued Warrant Shares to such number as shall be sufficient for such purposes.

7.       Adjustments in Warrant Shares and Exercise Price. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant will be proportionately adjusted to reflect any stock split, stock dividend, merger, reorganization, consolidation, combination or similar event, including an Acquisition or Asset Transfer, affecting the outstanding series of capital stock that constitutes the Warrant Shares, and adequate provision will be made to assure that upon exercise of this Warrant the Holder receives consideration that is the same, or as nearly similar as is reasonably practicable, as the Holder would have received if the Holder had exercised this Warrant immediately prior to such event. The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant.

8.       No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.       No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote the Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights, or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

10.       Transferability. The Holder may only sell, assign, dispose of otherwise transfer this Warrant to an Affiliate of Johnson & Johnson or with the prior written consent of the Company. Prior to any transaction that would result in a change of control of the Holder or would result in the Holder no longer being an Affiliate of Johnson & Johnson, the Holder shall assign this Warrant to Johnson & Johnson or an Affiliate of Johnson & Johnson. For purposes of this Warrant, an “Affiliate” of Johnson & Johnson means any person or legal entity directly or indirectly controlled by, controlling or under common control with Johnson & Johnson. For the purposes of this definition, “control” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of an individual, corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

11.       Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes if done in compliance with the Structured Rights Letter Agreement. In addition to and not in lieu of the notice requirements set forth in the Structured Rights Letter Agreement, another copy of the notice shall be sent via email to Kevin Norman, Senior Counsel Equity Transactions at knorman6@its.jnj.com.

12.       Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13.       Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and to be dated as of the date first written above.

CVRx, Inc.
a Delaware corporation

By:	/s/ Nadim Yared
Nadim Yared
Chief Executive Officer

CVRx, Inc.
Attn: Chief Financial Officer
9201 West Broadway Avenue, Suite 650
Minneapolis, MN 55445

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